Exhibit 10.4

August 13, 2008

Thomas Gutierrez

via e-mail

Dear Tom:

Reference is made to the Employment Agreement (the “Agreement”) between Xerium Technologies, Inc. (the “Company”) and you effective as of the 19th day of May, 2005. You have informed the Company that you are considering joining the board of directors of a paper producer (any such company, a “Paper Producer”). We remind you that you have various continuing obligations under the Agreement, including without limitation your confidentiality obligations under Section 10 of the Agreement and, through February 7, 2010, your obligation under Section 9(c)(v) of the Agreement that you will not, directly or indirectly, solicit or encourage any customer or vendor of the Company or any of its subsidiaries to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any person any business or activity which such customer conducts or could conduct with the Company or any of its subsidiaries.

In furtherance of your obligations under the Agreement, you agree that should you join the Board of Directors of a Paper Producer, that (i) through February 7, 2010 you will recuse yourself from any discussions or decisions by the Paper Producer or the Board of Directors thereof concerning paper machine clothing, spreader roll or roll cover products or the purchase of any of the foregoing and (ii) you will inform the Paper Producer of your obligations under the Agreement and hereunder. We remind you that, while your obligations under clause (i) of the immediately preceding sentence expire on February 7, 2010, your obligations regarding confidentiality under Section 10 of the Agreement do not expire and that it may be necessary for you to recuse yourself from discussions or decisions contemplated by clause (i) of the immediately preceding sentence beyond February 7, 2010 in order to comply with your obligations under the Agreement.

If you execute this letter and comply with your obligations under the Agreement and hereunder, the Company will not object to you joining the Board of Directors of a Paper Producer and waive the thirty (30)-day notice required by Section 12 of the Agreement with respect thereto.

Very truly yours,

Xerium Technologies, Inc.

By:	/s/ Stephen R. Light
Name:	Stephen R. Light
Title:	Chairman, President and Chief Executive Officer

Accepted and agreed as of the date first set forth above:

/s/ Thomas Gutierrez
Thomas Gutierrez